Exhibit 99.1

CBD Life Sciences Inc. (CBDL) Announces Open Market Share Buyback

Company Reports 3.5 billion Share Reduction from the Authorization

SCOTTSDALE, AZ / ACCESSWIRE / January 22, 2025 / CBD Life Sciences Inc. (OTC: CBDL), a trailblazer in the CBD and wellness industries, is proud to announce a transformative financial milestone—the successful reduction of its authorized share count by an extraordinary 3.5 billion shares, with Transfer Agent Approval. This reduction represents a monumental step forward in the company’s ongoing commitment to optimizing its capital structure and delivering long-term value to shareholders.

An open market share buyback program has also been initiated, signaling a robust vote of confidence in CBDL’s growth strategy and financial stability. This strategic decision to repurchase outstanding shares over time underscores the company’s dedication to bolstering shareholder equity, while simultaneously streamlining the share pool to improve earnings per share and overall market appeal.

What Does This Mean for Shareholders?

The reduction of 3.5 billion authorized shares is an unprecedented move that marks a turning point for CBDL and its stakeholders. By significantly decreasing the authorized share count, CBDL enhances its financial health, reduces dilution risks, and sets the stage for a more attractive investment profile.

This development aligns with the company's broader mission of strengthening shareholder value through disciplined financial management. The open market buyback plan not only demonstrates confidence in the company's future growth but also creates opportunities to:

•	Improve Earnings Per Share (EPS): With fewer shares outstanding, future earnings will be distributed among a smaller pool of shareholders, enhancing per-share profitability.

•	Attract New Investors: A reduced share count coupled with a clear commitment to financial optimization makes CBDL a more compelling investment option for both retail and institutional investors.

•	Signal Market Confidence: Share buybacks often serve as a strong indicator that the company’s leadership believes its stock is undervalued, signaling potential for future growth.

A Strategic Move in a Transformative Year

This announcement comes at a pivotal time for CBDL, as the company continues to expand its footprint in the rapidly evolving CBD market. CBDL has made headlines with its innovative product launches, including the groundbreaking CBD Horse Paste—a veterinarian-designed formulation that provides physical and psychological support for horses—and the recently approved 3000MG Pain Relief Cream now available on Walmart Marketplace. Additionally, CBDL’s flagship mushroom supplement powder, featuring reishi and lion's mane extracts, has garnered significant attention for its proven benefits in reducing stress, enhancing cognitive performance, and supporting immune health. These achievements, coupled with the strategic share buyback initiative, position the company for sustainable growth and long-term profitability.

"Reducing our authorized shares by 3.5 billion and implementing an open market share buyback program represents a clear demonstration of our commitment to delivering value to our shareholders," said Lisa Nelson, President and CEO of CBD Life Sciences Inc. "This milestone reflects not only our confidence in the company’s current trajectory but also our dedication to creating a solid foundation for future success."

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The Road Ahead

CBDL’s decision to embark on this transformative journey is rooted in its unwavering dedication to transparency, fiscal responsibility, and shareholder enrichment. The company’s leadership is focused on leveraging its strong market position and innovative product portfolio to achieve sustained financial performance.

For shareholders and prospective investors, this news represents a significant opportunity to be part of CBDL’s journey as it continues to redefine industry standards and deliver exceptional value. With a reduced share count and a clear roadmap for growth, CBDL is poised to make substantial strides in the CBD and wellness markets.

About CBD Life Sciences Inc.

CBD Life Sciences Inc. (OTC: CBDL) is an innovative company focused on the development and sale of high-quality CBD-based products. Through its commitment to research, innovation, and customer satisfaction, CBDL aims to enhance the health and wellness of its customers worldwide. With a diversified product line and strategic partnerships, the company continues to position itself as a leader in the dynamic CBD industry.

For more information about CBD Life Sciences, Inc. and its product offerings, visit www.thecbdvault.com

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Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See CBD Life Sciences, Inc's, Inc.'s filings with OTC Markets, which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Safe Harbor Statement

This release includes forward-looking statements, which are based on certain assumptions and reflects management's current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of these factors include: general global economic conditions; general industry and market conditions, sector changes and growth rates; uncertainty as to whether our strategies and business plans will yield the expected benefits; increasing competition; availability and cost of capital; the ability to identify and develop and achieve commercial success; the level of expenditures necessary to maintain and improve the quality of services; changes in the economy; changes in laws and regulations, including codes and standards, intellectual property rights, and tax matters; or other matters not anticipated; our ability to secure and maintain strategic relationships and distribution agreements. The Company disclaims any intention or obligation to update or revise any forward-looking ability to secure and maintain strategic relationships and distribution agreements. The Company disclaims any intention or obligation to update or revise any forward-looking statements.

Contact Information

Lisa Nelson
CEO
cbdvaultaz@gmail.com
4802091720

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